Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Sonus Corp.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Sonus Corp. of our report dated November 13, 2000, relating to the consolidated balance sheet of Sonus Corp. and subsidiaries as of July 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended July 31, 2000, which report appears in the July 31, 2001 annual report on Form 10-K of Sonus Corp., and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.


/s/ KPMG LLP


Portland, Oregon
December 26, 2001